Exhibit (h)(2)(C)

Amendment No. 3 to

Amended and Restated Transfer Agency and Services Agreement

This Amendment No. 3, dated July 20, 2016 (the "Amendment"), is made to the Amended and Restated Transfer Agency and Services Agreement, dated January 20, 2014, as amended (the "Agreement"), between Centre Funds (the "Trust") and ALPS Fund Services, Inc. ("ALPS").

WHEREAS, the Trust and ALPS wish to amend the Agreement to modify Appendix A (List of Portfolios) to account for the addition of a new series of the Trust.

NOW, THEREFORE, in consideration of the premises and mutual covenants hereinafter contained, the parties hereto agree as follows:

1.            Appendix A (List of Portfolios) to the Agreement is deleted in its entirety and replaced with the Appendix A (List of Portfolios) attached hereto.

2.            Except as specifically set forth herein, all other provisions of the Agreement shall remain in full force and effect.  All capitalized terms herein shall have the same meaning as ascribed to them in the Agreement.  Any items not herein defined shall have the meaning ascribed to them in the Agreement.

IN WITNESS WHEREOF, the parties hereto have duly executed and delivered this Amendment as of the day and year first above written.

CENTRE FUNDS	ALPS FUND SERVICES, INC.

By: ____________________________	By: ____________________________
Name: James A. Abate	Name: Jeremy O. May
Title: President	Title: President

APPENDIX A

LIST OF PORTFOLIOS

July 20, 2016

Centre American Select Equity Fund
Centre Global ex-U.S. Select Equity Fund
Centre Multi-Asset Real Return Fund
Centre Active U.S. Treasury Fund
Centre Active U.S. Tax Exempt Fund
Centre Global Infrastructure Fund